EXHIBIT 99.1

Xenon Pharmaceuticals Appoints Dr. Richard H. Scheller to Its Board of Directors

BURNABY, British Columbia, March 16, 2015 (GLOBE NEWSWIRE) -- Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a clinical-stage biopharmaceutical company, today announced that Richard H. Scheller, Ph.D., has been appointed to its Board of Directors. Dr. Scheller is a globally recognized leader in biomedical research, and the former Executive Vice President of Research and Early Development at Genentech, where he was responsible for setting the strategy for Genentech's research and drug discovery activities, and was involved in the successful development and approval of important biotechnology products. Dr. Scheller was recently appointed as Chief Science Officer and Head of Therapeutics at 23andMe.

Mr. Michael Tarnow, Xenon's Chair of the Board, said, "Richard's extensive industry experience, including at Genentech and Roche, and his in-depth understanding of biopharmaceutical drug development and strategy across therapeutic areas, particularly in neuroscience, will be valuable assets to Xenon, as our programs advance and reach important inflection and decision points."

Dr. Simon Pimstone, Xenon's President and Chief Executive Officer, said, "Richard joins our Board of Directors at an exciting period of progress for our company, as our partnered programs and proprietary pipeline of internally discovered small molecule candidates are advancing in development, and as we continue to leverage our Extreme Genetics® and ion channel discovery platform to identify additional novel targets."

Dr. Scheller was recently appointed as Chief Science Officer and Head of Therapeutics at 23andMe. He previously served as Executive Vice President – Genentech Research and Early Development and Member of the Roche Corporate Executive Committee where he led Genentech's research strategy, drug discovery and early drug development activities. Prior to that, he held the positions of Chief Scientific Officer, Executive Vice President of Research and Senior Vice President of Research at Genentech. Dr. Scheller is currently an Adjunct Professor in the Department of Biochemistry and Biophysics, School of Medicine at the University of California, San Francisco. He previously served as a Professor of Molecular and Cellular Physiology and of Biological Sciences at Stanford University Medical Center, and as an investigator of the Howard Hughes Medical Institute.

Dr. Scheller's work has earned him numerous fellowships, awards and honors.  In 2013, Dr. Scheller received the prestigious Albert Lasker Basic Medical Research Award for discoveries concerning the molecular machinery and regulatory mechanism that underlie the rapid release of neurotransmitters. Other awards and honors include the 1997 National Academy of Sciences Award in Molecular Biology, the Alan T. Waterman Award from the National Science Foundation, the National Academy of Sciences Award in Molecular Biology, and the Kavli Prize in Neuroscience. He is a Member of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences. He has served on numerous advisory boards, including the National Advisory Mental Health Council of the National Institutes of Health, as well as on multiple corporate boards. Dr. Scheller has published more than 200 papers in peer-reviewed scientific journals.

Dr. Scheller holds a Doctorate in Chemistry from the California Institute of Technology where he was also a Postdoctoral Fellow, Division of Biology. He was also a Postdoctoral Fellow at Columbia University, College of Physicians & Surgeons, in Molecular Neurobiology. He has a Bachelor's Degree in Biochemistry from the University of Wisconsin, Madison.

About Xenon Pharmaceuticals Inc.

Xenon is a clinical-stage biopharmaceutical company discovering and developing a pipeline of differentiated therapeutics for orphan indications that it intends to commercialize on its own and for larger market indications that the company intends to partner with global pharmaceutical companies. Xenon has built a core enabling discovery platform, referred to as Extreme Genetics®, for the discovery of validated drug targets by studying rare human diseases with extreme traits, including diseases caused by mutations in ion channels, known as channelopathies. Xenon's Extreme Genetics® platform has yielded the first approved gene therapy product in the European Union and a broad development pipeline and multiple pharmaceutical partnerships, including with Teva and Genentech. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding the progress and potential of ongoing development programs, including those in pain and epilepsy, and the plans of our collaboration partners. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators' product candidates; our Extreme Genetics® discovery platform may not yield additional product candidates; any of our or our collaborators' product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones pursuant to our collaboration agreements; the impact of competition; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

The Xenon logo and "Extreme Genetics" are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions.

CONTACT: Ian Mortimer
         Chief Financial Officer and Chief Operating Officer
         Xenon Pharmaceuticals Inc.
         Phone: 604.484.3300
         Email: investors@xenon-pharma.com